Exhibit 99

News Release

Contact:  Joseph J. Kirby
            Chairman and Chief Executive Officer
          John C. Warren
            President and Chief Operating Officer
Telephone: (401) 348-1200
Date: June 24, 1996
Release: IMMEDIATE


Washington Trust Bancorp, Inc. Announces Stock Repurchase Plan


Westerly, Rhode Island... Washington Trust Bancorp, Inc. (NASDAQ National Market; Symbol: WASH), parent of The Washington Trust Company, today announced that its Board of Directors has approved a program to repurchase up to 58,000 shares of its common stock, or approximately 2% of its outstanding shares. Shares will be repurchased form time to time in the open market or in private transactions, based upon market conditions. There is no guarantee as to the exact number of shares to be repurchased. The Corporation's plan is to hold the repurchased shares as treasury stock to be used for general corporate purposes.

"We view this as a means for enhancing shareholder value," stated John C. Warren the President of Washington Trust. Joseph J. Kirby, Chairman and Chief Executive Officer, added, "Our strong capital position affords us an excellent opportunity to repurchase our stock. Additional repurchases in the future may be considered based upon our earnings and capital position."

Washington Trust Bancorp, Inc. is the parent of The Washington Trust Company which operates six branch locations in southern Rhode Island and plans to open its seventh full service branch office in North Kingstown, Rhode Island later this year. The Bank also has a full service Trust and Investment Department serving the region and recently opened a loan production office through a subsidiary, The Washington Financial Company, in Mystic, Connecticut.


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                                    (logo here)
                          Washington Trust Bancorp, Inc.
23 Broad Street * Westerly, Rhode Island * Telephone 401-348-1200 * FAX 401-348-1386


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